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                                                                    EXHIBIT 99.6

                             NEWPARK RESOURCES, INC.

                     "ROLE OF THE LEAD INDEPENDENT DIRECTOR"


         The Board of Directors ("Board") of Newpark Resources, Inc. ("Newpark"), shall designate one of its members to serve as Lead Independent Director. The Lead Independent Director shall coordinate the activities of the independent directors. Without diminishing his or her duties as a member of the Board, the Lead Independent Director shall undertake the following responsibilities:

     o Coordinate the scheduling of Board meetings to achieve optimum participation by the Directors.

     o Coordinate, develop the agenda for and moderate executive sessions of the independent directors.

     o   Act as liaison between the independent directors and management;

     o Work with the other directors and management, as appropriate, to prepare agendas for meetings of the Board and Committees.

     o Assess the quality, quantity and timeliness of the flow of information between management and the Board and specifically request the inclusion of information deemed necessary or appropriate by the independent directors.

     o Direct the retention of consultants who report directly to the Board or the independent directors.

     o Act as Chair of the Nominating and Corporate Governance Committee, and oversee its compliance with its charter.

     o Along with the members of the Compensation Committee and the full Board (with such exclusions as the Compensation Committee shall recommend), evaluate the performance of the Chief Executive Officer, and meet with the Chief Executive Officer to discuss the Board's evaluation.

     o Perform such other duties as may be delegated to the Lead Independent Director by the Board, with the concurrence of the Lead Independent Director.

         Initially, David P. Hunt shall serve as the Lead Independent Director. In consideration of the extra time that Mr. Hunt is expected to devote to his duties as Lead Independent Director, Mr. Hunt shall be paid, in addition to the fees usually paid by Newpark to its directors, an additional director's fee of $_____________.